EXHIBIT 10.1

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT dated this 31st day of December, 2012 (the “Assignment”).

BETWEEN:

New Western Energy Corporation, a corporation formed and existing under the laws of the State of Nevada, and having an address at 20 Truman, Suite 204, Irvine, CA 92620 (the “Assignee”).

AND:

Pioneer Oil Development, LLC, a Limited Liability Company formed and existing under the laws of the State of Oklahoma and having an address at 1102 N. Lenapah, Skiatook, OK 74070 (the “Assignor”).

WHEREAS:

A. Assignor entered into Oil and Gas Lease Agreements, attached hereto as Schedule A (collectively the "Lease Agreements") with various land owners (collectively the "Lessor"), wherein Assignor acquired from Lessor certain rights to explore, develop, drill and otherwise exploit the land for oil, gas and water deposits (collectively the "Leased Rights"); and

B. In accordance with the Lease Agreements, the Assignor wishes to assign to the Assignee all of Assignor's right, title and interest in and to the Lease Agreements pursuant the terms of this Assignment.

NOW THEREFORE, in consideration of $10.00, the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which is acknowledged), the parties agree as follows:

THE ASSIGNMENT AND ACCEPTANCE

1. Assignor hereby unconditionally forever assigns and transfers to the Assignee all of Assignor's right, title and interest in and to the Lease Agreements and all obligations, benefits and advantages conferred or derived therefrom.

2. Upon the terms and subject to the conditions set forth herein, the closing of the this Assignment (the “Closing”) will take place at 12:00 p.m., Oklahoma time on December 31, 2012 or, as soon as practicable thereafter, unless this Assignment has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. In the event the Closing has not occurred before the close of business on January 15, 2013, this Assignment shall terminate and have no further force or effect and the parties hereto shall have no further liabilities or obligations to one another.

3. In consideration for the Assignment, the Assignee hereby agrees to pay to Assignor, at Closing, $300,000.00 by delivering two (2) promissory notes in the amounts and payment dates as follows:

(a) $30,000.00 on or before January 10, 2013, and;

(b) $22,500.00 per month for twelve (12) consecutive months, commencing February 10, 2013.

As additional consideration the Assignee shall issue to Assignor $300,000 worth of Assignee’s common stock (the “Shares”). The Shares shall be valued at a price based on the closing price on the OTC:BB market averaged over the five (5) business days prior to the Closing. The issuance of Shares to Assignor hereunder shall be subject to Assignor executing and delivering to Assignee a subscription agreement in respect of the Shares in the form attached hereto as Schedule B.

4. The Assignor represents and warrants to the Assignee, with the knowledge that the Assignee relies upon same in entering into this Assignment, that:

(a) the Assignor has all requisite power and capacity, and has duly obtained all requisite authorizations and performed all requisite acts, to enter into and perform its obligations hereunder, and has duly executed and delivered this Assignment which, therefore, constitutes a legal, valid and binding obligation of Assignor enforceable against Assignor in accordance with the Assignment’s terms, and the entering into of this Assignment and the performance of Assignor's obligations hereunder does not and will not result in a breach of, default under, or conflict with any of the terms or provisions of any agreement or other instrument to which Assignor is a party or by Assignor is bound, or any statute, order, judgment or other law or ruling of any competent authority;

(b) to the best of the Assignors' knowledge and belief after due inquiry, except as otherwise disclosed to Assignee in writing, there are neither any adverse claims or challenges against, or to the ownership or title to, any of the Leased Rights, and there are no outstanding agreements, options or other rights and interests to acquire or purchase the Leased Rights or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the Leased Rights except as provided in the Lease Agreements;

(c) the Lease Agreements are in good standing as at the date hereof and no default has occurred therein;

5. The Assignor acknowledges and agrees that:

(a) the Assignee is entitled to rely on the representations and warranties and the statements and answers of the Assignors contained in this Assignment, and the Assignor will hold harmless the Assignee from any loss or damage it may suffer as a result of the Assignors' failure to correctly complete this Assignment;

(b) the Assignor will indemnify and hold harmless the Assignee and, where applicable, its respective directors, officers, employees, agents, advisors and shareholders from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of the Assignor contained herein, or in any other document furnished by the Assignor to the Assignee in connection herewith, being untrue in any material respect or any breach or failure by the Assignor to comply with any covenant or agreement made by the Assignor to the Assignee in connection therewith.

6. Assignee accepts, on the terms and conditions specified in this Assignment, this assignment of the Lease Agreements and the Leased Rights therein, and agrees to truly and fully perform all of the duties, obligations, terms and conditions of the Lease Agreements to be performed under the Lease Agreements by Assignor. Assignee further agrees to indemnify and hold Assignor harmless from any liability for performance or nonperformance of the Lease Agreements.

7. Each of the parties to this Assignment will at all times hereafter execute and deliver, at the request of the other party, all such further documents and instruments, and will do and perform all such acts as may be necessary or desirable to give full effect to the intent and meaning of this Assignment.

8. Each of the parties to this Assignment acknowledges that such party has read this document and fully understands the terms of this Assignment, and acknowledges that this Assignment has been executed voluntarily after either receiving independent legal advice, or having been advised to obtain independent legal advice and having elected not to do so.

9. This Assignment will inure to the benefit of the Assignee and its successors and assigns, and will be binding upon the Assignors and their successors and assigns.

10. This Assignment will be governed by and construed in accordance with the laws in force in the State of Oklahoma and the parties submit to the non-exclusive jurisdiction of the courts of State of Oklahoma in any proceedings pertaining to this Assignment.

11. This Assignment may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts will be construed together and will constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Assignment as of the day and year first above written.

NEW WESTERN ENERGY CORPORATION

/s/ Javan Khazali

_________________________________________

Authorized Signatory: Javan Khazali, President

PIONEER OIL DEVELOPMENT, LLC

/s/ Richard Coody

_________________________________________

Authorized Signatory: Richard Coody, President